Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for its Fiscal Fourth Quarter and Year Ended September 30, 2014

Conference Call and Webcast today at 8:30 am ET

WATERTOWN, Mass., November 24, 2014 — Enanta Pharmaceuticals, Inc., (NASDAQ: ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs in the infectious disease field, today reported financial results for its fiscal fourth quarter and year ended September 30, 2014.

Fiscal Fourth Quarter and Year Ended September 30, 2014 Financial Results Revenue for the three months ended September 30, 2014 was $2.6 million, compared to $1.3 million for the three months ended September 30, 2013. For the year ended September 30, 2014, revenue was $47.7 million, compared to $32.1 million for the prior year. The increase in revenue for fiscal 2014 year was primarily due to milestone payments totaling $40 million received from AbbVie for the U.S. and European regulatory filings for AbbVie’s investigational hepatitis C virus (HCV) treatment regimen containing the protease inhibitor ABT-450, which was developed in the Enanta-AbbVie collaboration. Enanta’s milestone and other payments from collaborations have varied significantly from period to period, and are expected to continue to do so.

Research and development expenses totaled $5.2 million for the three months ended September 30, 2014, compared to $4.3 million for the three months ended September 30, 2013. For the year ended September 30, 2014, research and development expenses were $18.7 million, compared to $16.8 million for the corresponding period in 2013. The increases in the three and twelve-month periods are primarily due to increased spending on Enanta’s proprietary research programs.

General and administrative expenses totaled $2.8 million for the three months ended September 30, 2014, compared to $1.8 million for the three months ended September 30, 2013. For the year ended September 30, 2014, general and administrative expenses totaled $10.0 million, compared to $6.2 million for the corresponding period in 2013. The increases in the three and twelve-month periods primarily reflect increases in stock-based compensation expense, due principally to increases in Enanta’s stock price, as well as additional expenses incurred as a result of operating as a public company.

There was no income tax benefit for the three months ended September 30, 2014 and 2013. For the year ended September 30, 2014, income tax benefit was $15.2 million as compared to $0.0 million for

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the same period in 2013. The tax benefit during fiscal 2014 is due to Enanta’s reversal of the entire valuation allowance related to its deferred tax assets.

Net loss for the three months ended September 30, 2014 was $5.0 million, compared to a net loss of $4.4 million for the corresponding period in 2013. For the year ended September 30, 2014, net income was $34.4 million, compared to net income of $9.6 million for the 2013 year. The increase in net income during the twelve-month period ended September 30, 2014 was primarily due to the $40 million in milestone payments received from AbbVie and the $15.2 million income tax benefit from the reversal of the tax valuation allowance.

Cash, cash equivalents and short-term and long-term marketable securities totaled $131.8 million at September 30, 2014. This compares to $112.2 million at September 30, 2013. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for at least the next 24 months.

“We ended our fiscal year in a strong financial position to advance our development pipeline,” commented Jay R. Luly, Ph.D., President and Chief Executive Officer. “With over $131 million in cash and securities, as well as pending U.S. and European regulatory approvals that are anticipated to generate milestone payments and then royalties for us, the company will be well funded to advance our wholly-owned HCV programs and our other internal programs. We will also continue to invest in additional new disease areas for which we can apply our internal chemistry expertise.”

Program and Business Review

•	The European Committee for Medicinal Products for Human Use of The European Medicines Agency has granted positive opinions for AbbVie’s investigational, all-oral, interferon-free treatment of VIEKIRAX™ (a combination of ombitasvir, paritaprevir (ABT-450) and ritonavir) plus EXVIERA™ (dasabuvir), with or without ribavirin (RBV), for patients with genotype 1 (GT1) chronic hepatitis C virus (HCV) infection, and VIEKIRAX™ only, with RBV, for patients with genotype 4 (GT4) HCV infection.

•	AbbVie announced that U.S. regulatory approval for AbbVie’s 3-direct-acting-antiviral regimen containing ABT-450 is expected by calendar year end. Enanta is entitled to up to $155 million in commercial regulatory approval milestones as well as annually tiered, double-digit royalties on the portion of AbbVie’s worldwide net sales allocable to ABT-450. AbbVie and Enanta are collaborative partners on HCV protease inhibitors for HCV, including ABT-450 and ABT-493, our next-generation protease inhibitor.

•	Enanta announced that it did not exercise its co-development option on ABT-493 in order to invest its resources in other assets in its pipeline. Enanta is eligible to receive up to $80 million in regulatory approval milestones as well as annually tiered, double-digit royalties on the portion of AbbVie’s worldwide net sales allocable to ABT-493.

•	Under an amendment to its agreement with Novartis, Enanta will regain all rights to EDP-239, an NS5A inhibitor for HCV which was discovered by Enanta and was being developed by Novartis.

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The new agreement provides for the completion or transition back to Enanta of specified clinical studies currently underway with EDP-239, including a proof-of-concept study. The transition is expected to be completed effective as of December 15, 2014. Novartis has indicated that HCV is no longer a strategic focus for Novartis.

•	25 abstracts presenting results from regimens containing ABT-450 or ABT-493 were presented during The Liver Meeting (AASLD) earlier this month.

•	AbbVie has initiated a phase 2b clinical study with ABT-493 to evaluate the safety and efficacy of ABT-493 co-administered with ABT-530, AbbVie’s next generation NS5A inhibitor, in HCV patients.

Upcoming Events and Presentations

Enanta management will participate in the following upcoming investor conferences:

•	Deutsche Bank BioFest, Dec. 1, 2014, Boston

•	JP Morgan 33rd Annual Healthcare Conference, Jan. 12-15, San Francisco

Conference Call and Webcast Information

Enanta will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss these results and provide an update on its research and development pipeline. To participate in the live conference call, please dial (855) 840-0595 in the U.S. or (518) 444-4814 for international callers. A replay of the conference call will be available starting at approximately 11:30 a.m. Eastern Time on November 24, 2014, through 11:59 p.m. Eastern Time on December 1, 2014 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 for international callers. The passcode for both the live call and the replay is 3020290. A live webcast and replay of the call can be accessed by visiting the “Calendar of Events” section on the “Investors” page of Enanta’s website at www.enanta.com. The replay webcast will be available following the presentation and will be archived for approximately 30 days.

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs in the infectious disease field. Enanta is discovering, and in some cases developing, novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of three direct acting antiviral (DAA) inhibitor classes – protease (partnered with AbbVie), NS5A and nucleotide polymerase – as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. Additionally, Enanta has a Bicyclolide antibiotic in early clinical development with the National Institutes of Allergy and Infectious Diseases (NIAID) for the potential treatment of multi-drug resistant bacterial infections.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for approval of AbbVie’s HCV treatment regimen containing ABT-450 for use in the U.S. and Europe and any resulting milestone payments and subsequent royalties, the prospects for EDP-239 and Enanta’s internal programs, and the projected sufficiency of Enanta’s cash-equivalent resources and

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marketable securities. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on AbbVie’s planned regulatory approval and commercialization efforts for its treatment regimens containing ABT-450 or ABT-493; regulatory actions affecting approval of treatment regimens containing ABT-450 or ABT-493; the pricing, market acceptance and reimbursement rates of such treatment regimens compared to competitive HCV product candidates of other companies; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-K for the fiscal year ended September 30, 2013 and other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
Revenue	$2,637	$1,349	$47,741	$32,053
Operating expenses
Research and development	5,202	4,300	18,740	16,841
General and administrative	2,761	1,750	10,016	6,183

Total operating expenses	7,963	6,050	28,756	23,024

Income (loss) from operations	(5,326)	(4,701)	18,985	9,029
Other income, net	236	258	283	598

Income (loss) before income taxes	(5,090)	(4,443)	19,268	9,627
Income tax benefit	48	—	15,170	—

Net income (loss)	(5,042)	(4,443)	34,438	9,627

Accretion of redeemable convertible
preferred stock to redemption value	—	—	—	(2,526)
Net income attributable to participating securities	—	—	—	(13,670)

Net income (loss) attributable to common stockholders	$(5,042)	$(4,443)	$34,438	$(6,569)

Net income (loss) per share attributable to common stockholders
Basic	$(0.27)	$(0.25)	$1.88	$(0.67)
Diluted	$(0.27)	$(0.25)	$1.80	$(0.67)
Weighted average common shares outstanding
Basic	18,589	17,904	18,355	9,788
Diluted	18,589	17,904	19,185	9,788

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	September 30, 2013
Assets
Current assets
Cash and cash equivalents	$30,699	$8,859
Short-term marketable securities	60,065	92,621
Accounts receivable	1,724	808
Unbilled receivables	2,770	784
Deferred tax assets	11,123	—
Prepaid expenses and other current assets	1,594	1,641

Total current assets	107,975	104,713
Property and equipment, net	1,803	1,121
Long-term marketable securities	41,003	10,703
Deferred tax assets	4,198	—
Restricted cash	436	436

Total assets	$155,415	$116,973

Liabilities, Preferred Stock and Stockholders' Equity
Current liabilities
Accounts payable	$1,874	$1,481
Accrued expenses	2,872	3,035
Deferred revenue	—	10

Total current liabilities	4,746	4,526
Warrant liability	1,584	1,620
Series 1 nonconvertible preferred stock	202	—
Other long-term liabilities	229	359

Total liabilities	6,761	6,505

Total stockholders' equity	148,654	110,468

Total liabilities, preferred stock and stockholders' equity	$155,415	$116,973

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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